Filed Pursuant to Rule 433

Registration Statement No. 333-209122

Pricing Term Sheet

BERKSHIRE HATHAWAY INC.

Pricing Term Sheet

$1,000,000,000 2.200% Senior Notes due 2021

$2,000,000,000 2.750% Senior Notes due 2023

$2,500,000,000 3.125% Senior Notes due 2026

Issuer:	Berkshire Hathaway Inc.
Offering Format:	SEC Registered
Trade Date:	March 8, 2016
Settlement Date:	March 15, 2016 (T+5)
Expected Ratings*:	Aa2 by Moody’s Investors Service, Inc. AA by Standard & Poor’s Ratings Services

2.200% Senior Notes due 2021

Principal Amount:	$1,000,000,000
Maturity Date:	March 15, 2021
Issue Price (Price to Public):	99.788% of face amount
Gross Spread:	32.5 bps
Proceeds to Issuer:	$994,630,000
Interest Rate:	2.200% per annum
Benchmark Treasury:	1.125% due February 28, 2021
Benchmark Treasury Yield:	1.345%
Spread to Benchmark Treasury:	+90 bps
Yield to Maturity:	2.245%
Day Count Convention:

30/360

If any date on which interest is payable on the notes is not a business day, then payment of the interest payable on such date will be made on the next succeeding day that is a business day (and without any interest or other payment in respect of any such delay) with the same force and effect as if made on such interest payment date.

Interest Payment Dates:	Each March 15 and September 15, commencing September 15, 2016
Optional Redemption:	At any time prior to February 15, 2021: Make-whole redemption at Treasury plus +15 bps On or after February 15, 2021: Redemption at par
Minimum Denomination:	$2,000 and integral multiples of $1,000 in excess thereof
CUSIP:	084670 BQ0
ISIN:	US084670BQ02

2.750% Senior Notes due 2023

Principal Amount:	$2,000,000,000
Maturity Date:	March 15, 2023
Issue Price (Price to Public):	99.728% of face amount
Gross Spread:	37.5 bps
Proceeds to Issuer:	$1,987,060,000
Interest Rate:	2.750% per annum
Benchmark Treasury:	1.50% due February 28, 2023
Benchmark Treasury Yield:	1.643%
Spread to Benchmark Treasury:	+115 bps
Yield to Maturity:	2.793%

Day Count Convention:

30/360

If any date on which interest is payable on the notes is not a business day, then payment of the interest payable on such date will be made on the next succeeding day that is a business day (and without any interest or other payment in respect of any such delay) with the same force and effect as if made on such interest payment date.

Interest Payment Dates:	Each March 15 and September 15, commencing September 15, 2016
Optional Redemption:	At any time prior to January 15, 2023: Make-whole redemption at Treasury plus +20 bps On or after January 15, 2023: Redemption at par
Minimum Denomination:	$2,000 and integral multiples of $1,000 in excess thereof
CUSIP:	084670 BR8
ISIN:	US084670BR84

3.125% Senior Notes due 2026

Principal Amount:	$2,500,000,000
Maturity Date:	March 15, 2026
Issue Price (Price to Public):	99.906% of face amount
Gross Spread:	42.5 bps
Proceeds to Issuer:	$2,487,025,000
Interest Rate:	3.125% per annum
Benchmark Treasury:	1.625% due February 15, 2026
Benchmark Treasury Yield:	1.836%
Spread to Benchmark Treasury:	+130 bps
Yield to Maturity:	3.136%
Day Count Convention:

30/360

If any date on which interest is payable on the notes is not a business day, then payment of the interest payable on such date will be made on the next succeeding day that is a business day (and without any interest or other payment in respect of any such delay) with the same force and effect as if made on such interest payment date.

Interest Payment Dates:	Each March 15 and September 15, commencing September 15, 2016
Optional Redemption:	At any time prior to December 15, 2025: Make-whole redemption at Treasury plus +20 bps On or after December 15, 2025: Redemption at par
Minimum Denomination:	$2,000 and integral multiples of $1,000 in excess thereof
CUSIP:	084670 BS6
ISIN:	US084670BS67

Joint Book-Running Managers:	Goldman, Sachs & Co. J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated Wells Fargo Securities, LLC

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time

Settlement Period: The closing will occur on March 15, 2016, which will be more than three U.S. business days after the date of this pricing term sheet. Rule 15c6-1 under the Securities Exchange Act of 1934 generally requires that securities trades in the secondary market settle in three business days, unless the parties to a trade expressly agree otherwise.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Goldman, Sachs & Co. toll-free at (866) 471-2526, J.P. Morgan Securities LLC collect at 212-834-4533, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at (800) 294-1322 or Wells Fargo Securities, LLC toll-free at (800) 645-3751.